For Immediate Release
For additional information contact:
Rick Black, 713-329-6808

Luby’s Announces Fourth Quarter & Fiscal 2008 Results
Q4 Same-Store Sales Declined 2.0%
Q4 Total Sales Declined 1.3%
FY 08 Same-Store Sales Declined 2.6%
FY 08 Culinary Contract Services Grew $6.1 Million Year-Over-Year

HOUSTON, TX – October 21, 2008 – Luby’s, Inc. (NYSE: LUB) today announced unaudited financial results for the fourth quarter of fiscal 2008, which ended on August 27, 2008.

Fourth Quarter Highlights:
• Opened two new prototype stores in the fourth quarter, including one relocation
• Culinary contract services revenue increased to $3.0 million in the fourth quarter compared to $1.6million in the same quarter last year
• Restaurant sales were $94.1 million, a decrease of 2.7% compared to last year; approximately 0.7% ofthe decline relates to the net effect of sales from closed stores in the prior year partially offset by newstore sales in the current year
• Same-store sales, which included 120 units, declined 2.0% in the fourth quarter compared to the samequarter last year
• Store level profit, which the Company defines as restaurant sales minus costs of food, payroll and relatedcosts and other operating expenses, was $8.5 million, or 9.0% compared to $16.9 million, or 17.4%last year

Total sales decreased $1.2 million, or 1.3%, in the fourth quarter fiscal 2008 to $97.1 million, compared to $98.3 million in the same quarter last year. The Company had a loss from continuing operations in the fourth quarter of $3.7 million, or a loss of $0.13 per diluted share, compared to income of $3.2 million, or $0.12 per diluted share in the same quarter last year. Included in the loss from continuing operations is a $0.8 million impairment charge recorded as a result of market conditions affecting the fair value of investments in auction-rate securities. Excluding the after-tax effect of the fair value impairment charge and one-time asset charges, partially offset by a net gain on disposal of property and equipment, the loss from continuing operations in the fourth quarter fiscal 2008 was reduced by approximately $0.04 per diluted share.

“In the fourth quarter we experienced a continuation of the macroeconomic challenges that we faced during recent quarters, primarily due to high consumer fuel prices and negative economic news pressuring customers and their discretionary budgets,” said Chris Pappas, President and CEO. “The effect of these pressures has led to an industry-wide decrease in customer frequency, which negatively impacted sales during a time when many restaurant expenses continued to increase. During the fourth quarter, our costs were adversely affected primarily due to increased food commodity costs and higher utility rates. While our profitability was negatively impacted during the quarter, we are focused on improving store level profit within the current economy through enhanced operational focus and marketing efforts. We plan to launch a new branding campaign in November that highlights Luby’s unique value offerings and broad-based brand appeal.

“Consistent with our business plan for fiscal 2008, we invested in upgrades to our existing stores, built new restaurants and grew our culinary contract services business using cash flow from operations. Expanding our brand and investing in our business continues to be our long-term plan for the Company,” said Mr. Pappas. “However, today we believe that in light of the current economy it is prudent to manage capital allocations conservatively and maintain a healthy balance sheet. We have taken a conservative approach to our capital allocation in fiscal 2009 for new unit development and store upgrades and now expect to significantly reduce our capital expenditures. Our current plans are to open one or two new restaurants in fiscal 2009. We believe our operational execution has improved through the higher standards we have committed to delivering for our customers and over the long-term will enhance shareholder value.”

Food costs increased approximately $0.6 million in the fourth quarter fiscal 2008 compared to the same quarter last year. Food costs as a percentage of restaurant sales increased to 28.5% in the fourth quarter fiscal 2008 from 27.1% in the fourth quarter last year. Food commodity costs increased in most categories with oils, shortenings and margarines having the greatest impact on food cost increases, followed by beef, seafood and fresh produce.

Payroll and related costs increased $0.8 million in the fourth quarter fiscal 2008 compared to the same quarter last year. Payroll and related costs as a percentage of restaurant sales increased to 36.3% in the fourth quarter fiscal 2008 from 34.5% in the same quarter last year, primarily due to the deleveraging of the cost of labor with lower sales volume.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services and occupancy costs. Other operating expenses increased by approximately $4.3 million compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses increased 5.2%. Other operating expenses increased primarily due to 1) an approximate $2.3 million increase in utility expense resulting from higher utility rates; and 2) an approximate $2.0 million increase due to higher repairs and maintenance, marketing and supply expenses related to a focus on improving the appearance and functionality of the restaurants for guests and employees.

Opening costs were approximately $0.2 million in the fourth quarter fiscal 2008 and reflect the labor, supplies, occupancy, and other costs necessary to the support of new stores through their opening period.

Cost of culinary contract services increased by approximately $1.3 million in the fourth quarter fiscal 2008 compared to the same quarter last year. This increase was related to the food, labor and other operating expenses associated with the increase in revenue for this line of business.

Depreciation and amortization expense increased approximately $0.5 million in the fourth quarter fiscal 2008 compared to the same quarter last year due to higher depreciation resulting from new restaurant openings and existing restaurant upgrades and remodels.

General and administrative expenses include corporate salaries and benefits related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses increased by approximately $1.1 million in the fourth quarter fiscal 2008 compared to the same quarter last year. As a percentage of total sales, general and administrative expenses increased to 7.8% in the fourth quarter fiscal 2008, from 6.6% last year. The increase was primarily due to corporate salary expense related to staffing costs to support the culinary contract services business and other departments to support the Company’s strategic growth plan.

Fiscal 2008 Highlights
• Opened three new prototype restaurants and closed seven stores
• Same-store sales declined 2.6% due primarily to declines in guest traffic partially offset by higher menuprices
• Totals sales were $317.7 million in fiscal 2008 compared to $320.4 million in fiscal 2007
• Luby’s Culinary Contract Services business generated $8.2 million in sales during fiscal 2008, comparedto $2.1 million in sales during fiscal 2007
• Cash flow from operations was $17.5 million in fiscal 2008, compared to $33.5 million in fiscal 2007
• Capital expenditures were $40.2 million in fiscal 2008, primarily for new store construction, landdevelopment and upgrades at existing stores
• Income from continuing operations was $2.5 million in fiscal 2008 compared to $11.1 million in fiscal2007
• Store level profit decreased to 13.5% in fiscal 2008 compared to 17.3% in fiscal 2007
• Repurchased 500,000 shares of common stock

Company Outlook
The Company anticipates that, given existing market conditions, current sales and expense trends will likely continue through fiscal 2009.

Based on our outlook and recent decline in cash flow from operations, we currently expect to significantly reduce capital expenditures in fiscal 2009 to the range of $12 million to $17 million, compared to $40.2 million in fiscal 2008.

Conference Call
The Company will host a conference call today at 4:00 p.m., Central Time, to discuss fourth quarter and fiscal 2008 results. To access the call live, dial 888-755-9496 and use the participant pin code, Lubys (58297), at least 10 minutes prior to the start time, or listen live over the Internet by logging on to www.lubys.com.

About Luby’s
Luby’s operates 122 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.

Consolidated Statements of Operations
(In thousands except per share data)

	Quarter Ended		Year Ended
	August 27,	August 29,	August 27,	August 29,
	2008	2007	2008	2007
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)	(Unaudited)	(Unaudited)

SALES:
Restaurant sales	$94,097	$96,727	$309,457	$318,323
Culinary contract services	2,965	1,576	8,205	2,065
TOTAL SALES	97,062	98,303	317,662	320,388
COSTS AND EXPENSES:
Cost of food	26,779	26,185	86,339	85,733
Payroll and related costs	34,133	33,382	108,391	108,381
Other operating expenses	24,613	20,301	73,070	69,372
Opening costs	185	—	398	—
Cost of culinary contract services	2,567	1,280	7,228	1,841
Depreciation and amortization	5,708	5,201	17,765	16,054
General and administrative expenses	7,566	6,497	26,134	21,841
Provision for asset impairments and restaurant closings	1,112	—	1,829	204
Net (gain) loss on disposition of property and equipment	(180)	223	28	774
Total costs and expenses	102,483	93,069	321,182	304,200
INCOME (LOSS) FROM OPERATIONS	(5,421)	5,234	(3,520)	16,188
Interest income	190	419	1,094	1,111
Interest expense	(64)	(310)	(222)	(892)
Impairment charge for decrease in fair value of investments	(825)	—	(825)	—
Interest related to income taxes	—	—	1,319	—
Other income, net	298	347	1,019	954
Income (loss) before income taxes and discontinued operations	(5,822)	5,690	(1,135)	17,361
Provision (benefit) for income taxes	(2,169)	2,485	(3,604)	6,274
Income (loss) from continuing operations	(3,653)	3,205	2,469	11,087
Discontinued operations, net of income taxes	(87)	(56)	(204)	(224)
NET INCOME (LOSS)	$(3,740)	$3,149	$2,265	$10,863
Income (loss) per share from continuing operations:
Basic	$(0.13)	$0.12	$0.09	$0.43
Assuming dilution	(0.13)	0.12	0.09	0.41
Loss per share from discontinued operations:
Basic	$—	$—	$(0.01)	$(0.01)
Assuming dilution	—	—	(0.01)	(0.01)
Net income (loss) per share:
Basic	$(0.13)	$0.12	$0.08	$0.42
Assuming dilution	(0.13)	0.12	0.08	0.40
Weighted average shares outstanding:
Basic	27,935	26,157	27,799	26,121
Assuming dilution	27,935	27,153	28,085	27,170

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 27,	August 29,	August 27,	August 29,
	2008	2007	2008	2007
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)	(Unaudited)	(Unaudited)

Restaurant sales	96.9%	98.4%	97.4%	99.4%
Culinary contract services	3.1%	1.6%	2.6%	0.6%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.5%	27.1%	27.9%	26.9%
Payroll and related costs	36.3%	34.5%	35.0%	34.0%
Other operating expenses	26.2%	21.0%	23.6%	21.8%
Store level profit	9.0%	17.4%	13.5%	17.3%

(As a percentage of total sales)
General and administrative expenses	7.8%	6.6%	8.2%	6.8%
INCOME (LOSS) FROM OPERATIONS	(5.6)%	5.3%	(1.1)%	5.1%

Consolidated Balance Sheets
(In thousands except share data)

	August 27,	August 29,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,566	$17,514
Short-term investments	—	8,600
Trade accounts and other receivables, net	3,368	1,657
Food and supply inventories	3,048	2,574
Prepaid expenses	1,627	1,398
Deferred income taxes	1,580	624
Total current assets	14,189	32,367
Property and equipment, net	198,118	185,983
Long term investments	8,525	—
Property held for sale	5,282	736
Other assets	407	548
Total assets	$226,521	$219,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,268	$12,882
Accrued expenses and other liabilities	17,712	21,400
Total current liabilities	31,980	34,282
Other liabilities	6,592	7,088
Total liabilities	38,572	41,370
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,439,214 and 27,835,901, respectively; Shares outstanding were 27,939,214 and 26,159,498, respectively	9,101	8,907
Paid-in capital	20,405	43,514
Retained earnings	163,218	161,447
Less cost of treasury stock, 500,000 and 1,676,403 shares, respectively	(4,775)	(35,604)
Total shareholders' equity	187,949	178,264
Total liabilities and shareholders' equity	$226,521	$219,634

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	August 27,	August 29,
	2008	2007
	(364 days)	(364 days)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,265	$10,863
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	1,861	820
Depreciation and amortization	17,765	16,054
Impairment charge for decrease in fair value of investments	825	—
Amortization of debt issuance cost	87	585
Non-cash compensation expense	246	221
Share-based compensation expense	1,184	918
Tax benefit on stock option expense	(16)	(172)
Interest related to income taxes	(1,319)	—
Deferred tax provision (benefit)	(15)	5,137
Cash provided by operating activities before changes in operating assets and liabilities	22,883	34,426
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(1,519)	(196)
Increase in food and supply inventories	(474)	(182)
(Increase) decrease in prepaid expenses and other assets	(207)	230
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(3,147)	(813)
Net cash provided by operating activities	17,536	33,465
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption/maturity of short-term investments	24,750	34,206
Purchases of short-term investments	(25,650)	(42,806)
Proceeds from redemption/maturity of long-term investments	150	—
Proceeds from disposal of assets and property held for sale	3,977	1,767
Purchases of property and equipment	(40,228)	(19,495)
Net cash used in investing activities	(37,001)	(26,328)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	32	(41)
Tax benefit on stock option expense	16	172
Proceeds received on exercise of employee stock options	11,244	531
Purchase of treasury stock	(4,775)	—
Net cash provided by financing activities	6,517	662
Net increase (decrease) in cash and cash equivalents	(12,948)	7,799
Cash and cash equivalents at beginning of year	17,514	9,715
Cash and cash equivalents at end of year	$4,566	$17,514
Cash paid for:
Income taxes	$1,602	$477
Interest	$117	$158

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained  in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Company Outlook” and any other statements regarding plans for expansion of the company’s business, scheduled openings of new units, expected levels of capital expenditures, expectations concerning unit sales and expenses, and expectations of industry conditions.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

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